UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
FORM 4

( ) Check this box if no
longer subject to Section 16.
Form 4 or Form 5 obligations
may continue. See Instructions 1(b).


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934.
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940



1. Name and Address of Reporting Person
   Kurinsky, William J.
   4 Cotswold Circle
   Ocean Twp., New Jersey 07712

2. Issuer Name and Ticker or Trading Symbol
   First Montauk Financial Corp. (FMFK)

3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####

4. Statement for Month/Year
   August, 2002

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

   Vice President, Secretary
   -------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
-----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |8/09  |P   | |  50,000          |A  |   $.36    | 1,230,823         | D    | N/A                       |
                           |2002  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
-----------------------------------------------------------------------------------------------------------------------------------|

-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:



SIGNATURE OF REPORTING PERSON

/s/ William J. Kurinsky
-----------------------

Date:  August 15, 2002
       ---------------